Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of the Williams Companies, Inc. on Form S-4 of our report dated February 22, 2017 (relating to the financial statements of Gulfstream Natural Gas System, L.L.C. as of December 31, 2016 and for the years ended December 31, 2016 and 2015 not presented separately) appearing in the Current Report on Form 8-K of The Williams Companies, Inc. dated May 3, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

May 29, 2018